Exhibit 5.1

601 Lexington Avenue

New York, New York 10022

(212) 446-4800 www.kirkland.com	Facsimile: (212) 446-4900

August 23, 2012

Infor (US), Inc.

641 Avenue of the Americas

New York, NY 10011

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel for Infor (US), Inc., a Delaware corporation (the “Issuer”) and each of the entities listed on Exhibit A hereto (the “Guarantors” and each a “Guarantor” and, together with the Issuer, the “Registrants”). This opinion letter is being delivered in connection with the proposed registration by the Issuer of (i) $560,000,000 in aggregate principal amount of the Issuer’s 11 1/2% Senior Notes due 2018 (the “2018 Exchange Notes”), (ii) $1,015,000,000 in aggregate principal amount of the Issuer’s 9 3/8% Senior Notes due 2019 (the “2019 Dollar Exchange Notes”) and (iii) €250,000,000 in aggregate principal amount of the Issuer’s 10% Senior Notes due 2019 (the “2019 Euro Exchange Notes” and, together with the 2018 Exchange Notes and the 2019 Dollar Exchange Notes, the “Exchange Notes”), to be guaranteed (the “Guarantees”) by the Guarantors, pursuant to a Registration Statement on Form S-4 filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”. The 2018 Exchange Notes are to be issued pursuant to the Indenture dated as of July 5, 2011, as otherwise amended, supplemented or modified prior to the date hereof (the “2018 Indenture”), by and among the SoftBrands, Inc., Atlantis Merger Sub, Inc., the guarantors named therein and Wilmington Trust, National Association, as trustee (the “Trustee”), and the 2019 Dollar Exchange Notes and the 2019 Euro Exchange Notes are to be issued pursuant to the Indenture dated as of April 5, 2012, as otherwise amended, supplemented or modified prior to the date hereof (the “2019 Indenture”), by and among the Lawson Software, Inc., the guarantors named therein and the Trustee. The 2018 Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 11 1/2% Senior Notes due 2018 (the “Old 2018 Notes”), the 2019 Dollar Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 9 3/8% Senior Notes due 2019 (the “Old 2019 Dollar Notes”) and the 2019 Euro Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 10% Senior Notes due 2019 (the “Old 2019 Euro Notes” and, together with the Old 2018 Notes and the Old 2019 Dollar Notes, the “Original Notes”).

Hong Kong        London        Los Angeles         Munich         New York        Palo Alto         San Francisco         Washington, D.C.

Infor (US), Inc.

August 23, 2012

The companies listed on Exhibit A hereto as The Delaware Guarantors and The California Guarantor are collectively referred to herein as the “Delaware and California Guarantors”. The companies listed on Exhibit A hereto other than the Delaware and California Guarantors are collectively referred to herein as the “Non-Delaware and California Guarantors”.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificates of incorporation, bylaws and other organizational documents of the Delaware and California Guarantors, (ii) resolutions of the Delaware and California Guarantors with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the 2018 Indenture and the 2019 Indenture, (iv) the Registration Statement, (v) the Registration Rights Agreement, dated as of July 5, 2011, by and among the Issuer, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Deutsche Bank Securities, Inc., as initial purchasers of the Old 2018 Notes, (vi) Registration Rights Agreement, dated as of April 5, 2012, by and among the Issuer, the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the Old 2019 Dollar Notes, and Merrill Lynch International, as representative of the Old 2019 Euro Notes and (vii) forms of the Exchange Notes and the Guarantees.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Delaware and California Guarantors, and the due authorization, execution and delivery of all documents by the parties thereto other than the Delaware and California Guarantors. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and the Guarantors.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Infor (US), Inc.

August 23, 2012

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective and (ii) the Exchange Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to holders of the Original Notes in exchange for the Original Notes and the guarantees related thereto (assuming the due authorization and execution of the Exchange Notes and the Guarantees by the Issuer and the Non-Delaware and California Guarantors, as applicable, and the due delivery of the Exchange Notes and the Guarantees by the Issuer and the Non-Delaware and California Guarantors to holders of the Original Notes in exchange for the Original Notes and the guarantees related thereto), the Exchange Notes will be validly issued under the Indenture and will be binding obligations of the Issuer and the Guarantees will be validly issued under the Indenture and will be binding obligations of the Guarantors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the California General Corporation Law and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We are not qualified to practice law in the State of Delaware and our opinions herein regarding Delaware law are limited solely to our review of provisions of the General Corporation Law and the Limited Liability Company Act of the State of Delaware which we consider normally applicable to transactions of this type, without our having made any special investigation as to the applicability of another statute, law, rule or regulation. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture and the Exchange Notes and the performance by the Issuer and the Guarantors of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any Registrant is bound.

Infor (US), Inc.

August 23, 2012

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Yours very truly,

/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP

Infor (US), Inc.

August 23, 2012

EXHIBIT A

Guarantors

The California Guarantor:

Hansen Information Technologies, a California corporation

The Delaware Guarantors:

Infor, Inc., a Delaware corporation

Seneca Acquisition Subsidiary Inc., a Delaware corporation

EnRoute Emergency Systems LLC, a Delaware limited liability company

Infor Restaurant Systems LLC, a Delaware limited liability company

Trisyn Group, Inc., a Delaware corporation

The Georgia Guarantors:

Infor Enterprise Solutions Holdings, Inc., a Georgia corporation

Infor (GA), Inc., a Georgia corporation

The Massachusetts Guarantor:

Infinium Software, Inc., a Massachusetts corporation

The Michigan Guarantor:

Infor Global Solutions (Michigan), Inc., a Michigan corporation

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